==============================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20449

                                  FORM 15

                  CERTIFICATION AND NOTICE OF TERMINATION
                    OF REGISTRATION UNDER SECTION 12(g)
                  OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     Commission File Number: 33-97056

                               -------------

                                Calmar Inc.
          (Exact name of registrant as specified in its charter)

                        333 S. Turnbull Canyon Road
                        City of Industry, CA 91745
                               626-330-3161
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                11 1/2% Senior Subordinated Notes due 2005
         (Title of each class of securities covered by this Form)

                                   None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]            Rule 12h-3(b)(1)(i)    [x]
     Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date:zero (0)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Calmar Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       Calmar Inc.

Date: July 24, 1998                 By: /s/ Walter S. Peake
                                        ------------------------------
                                        Name:  Walter S. Peake
                                        Title: Assistant Secretary

==============================================================================